UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2003

CRESCENT BANKING COMPANY

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20251	58-1968323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 Highway 515, Jasper, Georgia 30143

(Address of Principal Executive Offices, including Zip Code)

(706) 692-2424

(Registrant’s Telephone Number, including Area Code)

Item 2.	Acquisition or Disposition of Assets.

On November 4, 2003, Crescent Mortgage Services, Inc. (“CMS”), a Georgia corporation and wholly owned subsidiary of Crescent Banking Company (“Crescent” or “Registrant”), entered into an Asset Purchase Agreement (the “Agreement”) with Carolina Financial Corporation (“Carolina Financial”), Crescent Mortgage Company, a Delaware corporation and wholly owned subsidiary of Carolina Financial (“CMC”), and Community FirstBank of Charleston, pursuant to which CMS will sell and transfer certain of its assets and Carolina Financial and CMC will assume certain of CMS’s liabilities related to the wholesale mortgage business.

Under the definitive agreement, Carolina Financial will purchase all CMS’s mortgage loans, pipeline mortgage loans and fixed assets and assume all leases and liabilities related to transferred assets. The assets will be sold at their book or carrying value. Carolina Financial will offer jobs to all CMS employees at their current locations, and senior management of CMS will continue to manage the business for Carolina Financial after the sale. Crescent will be paid 100% of the profits of the mortgage pipeline during the first 60 days following closing as well as 30% of the pre-tax income of the business for the 9 months following the first 60 day period. Crescent will retain a mortgage-servicing portfolio of approximately $735.2 million. As a result of the transaction, Crescent expects to reduce its outstanding indebtedness to $3.5 million of trust preferred securities and to have approximately $22 million of capital available for Crescent for various purposes, including supporting the Crescent Bank & Trust Company’s operations and growth.

CMS expects to complete the transactions contemplated by the Agreement prior to the end of the fourth quarter of 2003. Consummation of the sale is subject to the satisfaction or waiver of a number of conditions. No assurance can be given that the conditions will be satisfied or waived or that the transactions will be consummated. Both the Agreement and Crescent’s Press Release, dated November 4, 2003, announcing the execution of the Agreement, are filed as Exhibits herewith and are incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information, and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement among Carolina Financial Corporation, Crescent Mortgage Company, Community FirstBank and Crescent Mortgage Services, Inc., dated as of November 3, 2003.

99.1	Press Release, dated November 4, 2003, announcing the execution of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr.
President and Chief Executive Officer

Date: November 5, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Asset Purchase Agreement among Carolina Financial Corporation, Crescent Mortgage Company, Community FirstBank and Crescent Mortgage Services, Inc., dated as of November 3, 2003.

99.1	Press Release, dated November 4, 2003, announcing the execution of the Agreement.